UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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Montclair Energy Objects to Equal Energy's Extension of
the Acquisition Agreement with Petroflow

Birmingham, Alabama – May 20, 2014

Today, Montclair Energy, LLC ("Montclair") objected to the extension the management of Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy") granted to Petroflow Energy Corporation ("Petroflow"). W. Cobb (Chip) Hazelrig, principal at Montclair, criticized management’s decision stating: "I fail to understand how the management of Equal Energy can continue to ignore what is in the best interests of its shareholders. We are nonplussed that the management did not use the termination date of the transaction to redress many of the flaws in the transaction that we have highlighted in the past. The only concession that Equal Energy extracted from Petroflow was the payment of two dividends. In the interim, by agreeing to restrictions on its capital expenditures, delaying the payment of the second quarter dividend and further extending the closing of the acquisition to as late as July 31, 2014, the company is stockpiling cash solely for the benefit of Petroflow to help it finance the acquisition, to the detriment of the public shareholders. In Montclair's proposal, we had contemplated distributing available cash to shareholders as part of our leveraged recapitalization proposal."

In the past, Montclair has criticized the transaction for its continued lack of visibility on the financing, the lack of explanation for the delays in the transaction, and, most importantly, the lack of meaningful opportunity to improve the terms of a potential alternative sale with another buyer in light of the highly restrictive non-solicitation clause included in the agreement. Furthermore, Mr. Hazelrig pointed out that while Equal Energy's May 8, 2014 filing of its first quarter results stated that Petroflow had received debt financing commitments, Montclair remains dismayed that the severely limited disclosure fails to describe the amount of the financing commitments or any of the conditions to the debt financing commitments that, if not satisfied, could jeopardize completion of the acquisition. Moreover, none of the Company’s or Petroflow’s statements address the availability of equity financing, if any, that may be required to complete the acquisition.

"Our greatest disappointment is that the management of Equal Energy did not use Petroflow's failure to close by the May 1, 2014 termination date as an opportunity to renegotiate the price so that it more accurately reflected the dramatic improvement in output prices and reserve valuations that have occurred since the deal was negotiated last December," said Mr. Hazelrig. "When a transaction is about to terminate, after so much effort, I would have viewed that as an opportunity for the seller, in this case Equal Energy, to renegotiate price to reflect the dramatically improved circumstances that have occurred in the past nine months. This is just the latest in a long series of mistakes made by Equal Energy's management and board of directors."

Equal Energy's management has failed to respond to Montclair's filing of April 29, 2014. In announcing their extension, they noted that their advisors had opined that the sale to Petroflow was superior to a leveraged recapitalization. However, they neglected to state whether or not that opinion had been expressed during last year's strategic review and whether or not the analysis was updated prior to entering into the extension. In describing the circumstances, Mr. Hazelrig noted that "Montclair provided a full and complete analysis of the benefits of a leveraged recapitalization to Equal Energy's shareholders. Even though Equal Energy's management has failed to identify any fault with our analysis, it has summarily dismissed the proposal without disclosing any basis for its conclusion to deprive Equal Energy's shareholders of a more valuable avenue to follow."

Montclair continues to believe a leveraged recapitalization is the best mechanism available to maximize the value for Equal Energy's shareholders and intends to vote against the Petroflow acquisition and to urge Equal Energy's management to pursue superior alternatives.

ADDITIONAL INFORMATION

Montclair is in active conversations with potential nominees who would be willing to stand for election as a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and consider superior mechanisms for maximizing shareholder value.

Montclair expects to file a proxy statement with the U.S. Securities and Exchange Commission ("SEC") in respect of such nominees. Any definitive proxy statement will also be mailed to stockholders of Equal Energy. Additional information regarding the interests of the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED NOMINEES. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, W. Cobb (Chip) Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair. Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair. Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of less than 5% of the outstanding common shares of Equal Energy.

For further information please contact:

W. Cobb Hazelrig

Montclair Energy

(205) 803-0034